NAME OF REGISTRANT
Franklin Fund Allocator Series
File No. 811-07851

EXHIBIT ITEM No. 77C: Submission of matters to a vote of security holders

Franklin LifeSmart Retirement Income Fund
(fka Franklin LifeSmart 2015 Retirement Target Fund)
(a series of Franklin Fund Allocator Series)


MINUTES OF THE SPECIAL JOINT MEETING OF SHAREHOLDERS

April 11, 2016

1. To approve an amended and restated investment management agreement with Franklin Advisers, Inc.

	        No. of Shares	% of O/S	% of  Shares Present
For:	        3,200,661.3722	45.302%	        89.757%
Against:	154,084.0249	2.181%	         4.321%
Abstain:	211,187.9174	2.989%	         5.922%
Total Voted:	3,565,933.3145	50.472	       100.000%

2. To approve the use of a "manager of managers" structure whereby the Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.

	        No. of Shares	% of O/S	% of  Shares Present
For:	        3,019,210.9835	42.734%	        84.668%
Against:	346,073.6170	4.898%	         9.705%
Abstain:	200,648.7140	2.840%	         5.627%
Total Voted:	3,565,933.3145	50.472	       100.000%